Exhibit 99.1

Media Inquiries:

Jay Barta

972-745-5195

jbarta@avaya.com

Avaya Announces Leadership Changes

Hackney appointed to lead global Sales, Marketing and Field Operations in addition to Avaya Government Solutions

For Immediate Release: 3 June 2010

BASKING RIDGE, N.J. – Avaya, a global leader in enterprise communications systems, software and services, today announced that Joel Hackney has been appointed Senior Vice President of Global Sales and Marketing and President of Field Operations. In this role, Hackney replaces Todd Abbott. Abbott, who has led the work of transforming Avaya’s go-to-market strategy over the last two years, has decided to step down to pursue other interests and will remain with Avaya during an appropriate transitional period.

“In the past six months, Avaya has undergone some significant and exciting changes, including the rollout of several innovative products and solutions. Today’s leadership changes will allow us to build on that momentum and stay on track to deliver even more solutions that create customer value and respond to the evolution in real-time business communications and customer service,” said Kevin Kennedy, Avaya President and CEO.

Hackney, who is currently leading the Avaya Data and Government Solutions business units, will continue to drive the federal government business. The data solutions organization will now report to Steve Bandrowczak, who becomes Vice President and General Manager, Avaya Data Solutions. Bandrowczak will serve as a member of the Avaya Executive Committee, reporting directly to Avaya President and CEO Kevin Kennedy. Previously, Bandrowczak served as Vice President, Sales and Marketing for Avaya Data Solutions. Prior to joining Avaya, Bandrowczak led the North American Enterprise Sales and Marketing team for Nortel and has also served as the CIO for leading companies such as Lenovo, DHL and Avnet.

The company also announced today that Jim Chirico has been appointed Executive Vice President, Business Operations. Chirico will retain his current responsibilities and assume the added accountability of driving cross-functional alignment of key workstreams, including Avaya growth, transition, integration and restructuring activities.

These leadership changes are effective June 14th.

About Avaya

Avaya is a global leader in enterprise communications systems. The company provides unified communications, contact centers, data solutions, and related services directly and through its channel partners to leading businesses and organizations around the world. Enterprises of all sizes depend on Avaya for state-of-the-art communications that improve efficiency, collaboration, customer service and competitiveness. For more information please visit www.avaya.com.